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Contact:	Donald P. Zerio
	Vice President, Finance, Chief Financial Officer	October 18, 2016
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS YEAR OVER YEAR QUARTERLY INCREASES IN REVENUE, NET INCOME, AND EARNINGS PER SHARE

Milpitas, California, October 18, 2016, Linear Technology Corporation (NASDAQ:LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the fiscal quarter ended October 2, 2016. Quarterly revenues of $373.9 million for the first quarter of fiscal year 2017 increased $32.0 million or 9.4% over the $341.9 million reported in the first quarter of fiscal year 2016 and is generally the same as the sequential quarter's revenue of $373.8 million.

On a GAAP basis, net income of $115.1 million increased $3.1 million or 2.7% over the first quarter of fiscal year 2016 and decreased $17.3 million or 13.0% from the sequential quarter’s net income of $132.4 million.    Diluted earnings per share of $0.47 per share in the first quarter of fiscal year 2017 increased $0.01 per share or 2% over the first quarter of fiscal year 2016 and decreased $0.07 per share or 13% from the fourth quarter of fiscal year 2016.

According to Lothar Maier, CEO, “Revenue for our first fiscal quarter came in as we expected at $373.9 million.  This is generally the same as the prior quarter on a sequential basis but represents 9.4% revenue growth on an annual basis.  Gross margin, operating margin and earnings per share on a GAAP basis were impacted by a total of $19.8 million of merger-related charges associated with our pending merger with Analog Devices, Inc.  Excluding these merger-related charges, Non-GAAP gross margin, operating margin and earnings per share were 76.0%, 45.2% and $0.53, respectively.

Looking forward, the December quarter is typically a seasonally weaker quarter due to a slower European market and in particular a weaker Industrial market that historically often results in a sequential quarterly revenue decline.  Given a slightly positive first quarter book-to-bill ratio and based upon our current bookings rate, we are anticipating relatively flat sequential revenue in our fiscal second quarter representing growth in the 7% to 8.5% range on a year-over-year basis.”

The following table summarizes the key GAAP and non-GAAP financial results:

	Non-GAAP	GAAP
(In thousands,	Q1	Q1	Q4	Q1
except per share amounts)	FY2017	FY2017	FY2016	FY2016
Revenues	$373,895	$373,895	$373,766	$341,917
Gross profit	$284,069	$282,069	$285,514	$256,712
Gross margin	76.0%	75.4%	76.4%	75.1%
Operating income	$169,095	$149,301	$171,701	$149,917
Operating margin	45.2%	39.9%	45.9%	43.8%
Net income	$130,165	$115,122	$132,375	$112,047
Earnings per share - Diluted	$0.53	$0.47	$0.54	$0.46

Cash, cash equivalents and marketable securities increased by $72.9 million over the fourth quarter of fiscal year 2016 to $1.52  billion.  A cash dividend of $0.32 per share will be paid on November 30, 2016 to stockholders of record on November 18, 2016.  During the first quarter the Company generated positive cash flows from operations of $167.8 million or 45% of total revenues.  During the first quarter of fiscal year 2017 the Company paid $78.6 million to shareholders in the form of dividends, representing $0.32 per share.  There were no open market stock repurchases as the Analog Merger Agreement restricts the ability of the Company to repurchase shares of its common stock.

As a result of the pending transaction with Analog Devices, the Company will not hold a quarterly earnings conference call.

In lieu of a conference call, additional supplemental financial information regarding operational performance and earnings for the fiscal first quarter of 2017, in addition to bookings by end market and revenue by geography, has been made available under the Investor Relations section of the Company’s website that can be accessed through www.linear.com

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements.  In particular, the statements regarding the demand for our products, our customers' ordering patterns and the anticipated trends in our revenue are forward-looking statements.  The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general and country specific conditions in the world economy and financial markets and other factors described in our 10-K for the year ended July 3, 2016.

Linear Technology Corporation, a member of the S&P 500, has been designing, manufacturing and marketing a broad line of high performance analog integrated circuits for major companies worldwide for over three decades. The Company’s products provide an essential bridge between our analog world and the digital electronics in communications, networking, industrial, automotive, computer, medical, instrumentation, consumer, and military and aerospace systems. Linear Technology produces power management, data conversion, signal conditioning, RF and interface ICs, µModule® subsystems, and wireless sensor network products. For more information, visit www.linear.com

For further information contact Donald P. Zerio at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California 95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

U.S. GAAP (unaudited)

	Three Months Ended
	October 2,	July 3,	September 27,
	2016	2016	2015

Revenues	$373,895	$373,766	$341,917
Cost of sales (1)(2)	91,826	88,252	85,205
Gross profit	282,069	285,514	256,712
Expenses:
Research and development (1)(2)	76,359	70,331	66,602
Selling, general and administrative (1)(2)	56,409	43,482	40,193
Total operating expenses	132,768	113,813	106,795
Operating income	149,301	171,701	149,917
Interest income and other income	2,173	1,795	987
Income before income taxes	151,474	173,496	150,904
Provision for income taxes	36,352	41,121	38,857
Net income	$115,122	$132,375	$112,047

Earnings per share:
Basic	$0.47	$0.54	$0.46
Diluted	$0.47	$0.54	$0.46

Shares used in determining earnings per share:
Basic	245,271	244,608	244,863
Diluted	245,709	244,933	245,234

Includes the following non-cash charges:
(1) Stock-based compensation
Cost of sales	$2,547	$2,535	$2,342
Research and development	11,868	11,793	10,922
Selling, general and administrative	6,129	6,096	5,638
Includes the following pre-tax impact of items:
(2) Merger-related charges
Cost of sales	$2,000	$—	$—
Research and development	5,000	—	—
Selling, general and administrative	12,794	—	—

LINEAR TECHNOLOGY CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

U.S. GAAP (unaudited)

	October 2,	July 3,
As of	2016	2016
Assets
Cash, cash equivalents and marketable securities	$1,521,146	$1,448,275
Accounts receivable, net of allowances ($1,649 as of October 2, 2016) and ($1,649 as of July 3, 2016)	162,434	157,460
Inventories	98,073	97,251
Prepaid expenses and other current assets	53,337	51,744
Total current assets	1,834,990	1,754,730

Property, plant & equipment, net	281,571	285,866
Other noncurrent assets	8,835	9,385
Total assets	$2,125,396	$2,049,981

Liabilities
Accounts payable	$17,019	$17,465
Accrued income taxes, payroll & other accrued liabilities	138,528	113,800
Deferred income on shipments to distributors	48,759	48,701
Total current liabilities	204,306	179,966

Deferred tax and other noncurrent liabilities	112,489	110,840

Stockholders’ equity
Common stock and additional paid-in capital	2,159,864	2,137,150
Accumulated deficit	(351,883)	(379,210)
Accumulated other comprehensive income, net of tax	620	1,235
Total stockholders’ equity	1,808,601	1,759,175
Total liabilities and stockholders’ equity	$2,125,396	$2,049,981

LINEAR TECHNOLOGY CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Three Months Ended
	October 2,	July 3,	September 27,
	2016	2016	2015
Cash flow from operating activities:
Net income	$115,122	$132,375	$112,047
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,176	12,770	13,248
Stock-based compensation	20,544	20,424	18,902
Excess tax benefit from stock-based compensation	(3,783)	(3,242)	(1,627)
Change in operating assets and liabilities	22,718	12,587	33,172
Cash provided by operating activities	167,777	174,914	175,742

Cash flow from investing activities:
Net purchases of available-for-sale securities	(120,367)	(70,201)	(19,804)
Purchase of property, plant and equipment	(8,332)	(13,027)	(10,160)
Cash used in investing activities	(128,699)	(83,228)	(29,964)

Cash flow from financing activities:
Excess tax benefit from stock-based compensation	3,783	3,242	1,627
Issuance of common stock under employee stock plans	—	5,705	4,253
Purchase of common stock	(10,800)	(8,054)	(56,557)
Payment of cash dividends	(78,608)	(78,367)	(73,312)
Cash used in financing activities	(85,625)	(77,474)	(123,989)

(Decrease) increase in cash and cash equivalents	(46,547)	14,212	21,789
Cash and cash equivalents, beginning of period	263,682	249,470	195,679
Cash and cash equivalents, end of period	$217,135	$263,682	$217,468

LINEAR TECHNOLOGY CORPORATION

CONSOLIDATED SUPPLEMENTAL INFORMATION

(In thousands, except per share amounts)

Non-GAAP (unaudited)

	Three Months Ended
	October 2,	July 3,	September 27,
	2016	2016	2015

GAAP gross profit	$282,069	$285,514	$256,712
Adjustments to reconcile GAAP gross profit to non-GAAP gross profit
Add: Merger-related charges	2,000	—	—
Non-GAAP gross profit	284,069	285,514	256,712

GAAP operating income	149,301	171,701	149,917
Adjustments to reconcile GAAP operating income to non-GAAP operating income
Add: Merger-related charges	19,794	—	—
Non-GAAP operating income	169,095	171,701	149,917

GAAP net income	115,122	132,375	112,047
Adjustments to reconcile GAAP net income to non-GAAP net income
Add: Merger-related charges	19,794	—	—
Less: Income tax effect of non-GAAP adjustments	(4,751)	—	—
Non-GAAP net income	$130,165	$132,375	$112,047
GAAP net income per diluted share	$0.47	$0.54	$0.46
Non-GAAP net income per diluted share	$0.53	$0.54	$0.46

To supplement the condensed consolidated financial statements presented in accordance with GAAP, certain non-GAAP financial information is provided, which is adjusted from results based on GAAP to exclude certain costs and expenses, and adjusted for their tax effects.  However, because there are no standardized or generally accepted definitions for most non-GAAP financial metrics, definitions of non-GAAP financial metrics (e.g. determining which costs and expenses to exclude when calculating such a metric) are inherently subject to judgement. The non-GAAP and supplemental information is provided to enhance the user’s overall understanding of operating performance and prospects in the future. The presentation of non-GAAP and supplemental information is not meant to be considered in isolation or as a substitute for results prepared and presented in accordance with United States GAAP. The following charges are presented as a non-GAAP financial metric as they are considered to be non-recurring by nature, and therefore are not indicative of core operating results, as they represent costs incurred as a result of the pending merger between Linear Technology and Analog Devices as announced on July 26, 2016:

Merger-related charges that are directly related to the pending merger between Linear Technology and Analog Devices. Charges primarily include costs for advisory services, appraisals, legal services, employee-related expense and auditing services. Management believes that it is appropriate to exclude these items as they are not indicative of ongoing operating results and therefore limit comparability and excluding these items helps investors compare our operating performance with our results in prior periods as well as with the performance of other companies.

Income tax effect of non-GAAP adjustments. Includes the income tax effects of the excluded item noted above. Management believes that it is appropriate to exclude the tax effects of the items noted above in order to present a more meaningful measure of non-GAAP net income.